UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Barnwell Industries, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BARNWELL INDUSTRIES, INC.

April 11, 2025

Dear Valued Stockholder:

The board of directors (the “Board” or the “Board of Directors”) and the management team of Barnwell Industries, Inc. (“Barnwell” or the “Company”) are committed to implementing Barnwell’s strategic plan for our Alberta energy assets and delivering significant value and returns to ALL stockholders. This letter and the accompanying materials contain important information regarding your investment in Barnwell and a decision you will need to make regarding your shares.

As you may be aware, Ned L. Sherwood (“Sherwood”) and certain of his affiliates, MRMP-Managers LLC and Ned L. Sherwood Revocable Trust (collectively with Sherwood, the “Sherwood Group”) is soliciting your written consent to remove, without cause, the entire Board of Barnwell, including his own previous designees, and replace the Board with five new individuals, including Sherwood. In short, Sherwood is attempting to take sole control of the Company without paying you a premium for that control.

The Board strongly believes that the Sherwood Group’s actions are not in the best interests of Barnwell and its stockholders and recommends that you do not sign the blue consent card and do not consent to the Sherwood Group’s proposals. If you have signed the Sherwood Group’s blue consent card, you may revoke that consent by signing, dating and mailing the enclosed WHITE Consent Revocation Card immediately.

The Sherwood Group’s consent solicitation is a continuation of expensive and disruptive campaigns Sherwood has lodged against Barnwell since 2020. Despite Barnwell’s best efforts to reach a settlement with Sherwood, he continues to demand the right to appoint all or virtually all of our directors. His latest campaign significantly risks the value of your investment. Stockholders should be aware that:

•
Since 2020, Sherwood has shifted his support among nine different individuals who have been either Board members or senior management – yet, inexplicably, not one of those nine individuals appears on the Sherwood Group’s blue consent card.

•	Despite seeking to replace the entire Board, Sherwood has NO plan for the Company, and has never put forth any strategy or credible idea to enhance value.
•	The disruption from replacing the entire Board would put the trajectory of the Company in significant jeopardy by eliminating substantial institutional knowledge of the business and operations.
•	Most - if not all - of Sherwood’s suggestions to reduce costs and improve efficiency have been implemented over the past two years.

Please review the consent revocation statement carefully, including the section entitled “Recommendation of the Company’s Board of Directors and Reasons for the Recommendation,” because it contains important information about why you should reject the Sherwood Group’s  efforts to remove and replace all of Barnwell’s directors and to repeal certain related changes to the Bylaws. We ask stockholders to carefully consider the impact that the Sherwood Group’s consent solicitation could have on the long-term value of your shares.

Sherwood is not, and never has been, an officer or director of Barnwell, where he would owe a duty to all stockholders. As a stockholder, Sherwood does not have a fiduciary duty to act in the best interests of the Company’s stockholders (including when selecting potential nominees to serve on your Board, who also do not, and will not, have any such duty, unless elected to the Board).

The Board firmly believes that the Sherwood Group’s actions are NOT in the best interests of the Company or its stockholders. We continue to urge the Sherwood Group to abandon the disruptive consent solicitation that is once again causing unnecessary and ill-advised expenditure of corporate time and resources. The Board further believes that your current Board and management is well equipped to pursue the Company’s current business plan and strategies but remains open to a settlement (as it has for the last five years) where the Sherwood Group would have appropriate representation in light of its 30% ownership interest, but the Board is not prepared to give Sherwood sole control of your Company.

Accordingly, we strongly urge you to reject the Sherwood Group’s opportunistic efforts to remove the entire Board.

You can reject the Sherwood Group’s efforts to take control of the Company by taking the following steps:

1.	Do not sign the Sherwood Group’s blue consent card;

2.	If you have signed the Sherwood Group’s blue consent card, you may revoke that consent by signing, dating and mailing the enclosed WHITE Consent Revocation Card immediately; and

3.
Even if you have not signed the Sherwood Group’s blue consent card, you can show your support for your Board and the best interests of fellow stockholders by signing, dating and mailing the enclosed WHITE Consent Revocation Card.

Regardless of the number of shares of Barnwell common stock that you own, your revocation of consent is important. PLEASE ACT TODAY AND MAKE YOUR VOICE HEARD REGARDING THE FUTURE OF YOUR COMPANY. Thank you for your consideration and your continuing support of our company.

Very truly yours,
The Executive Committee of the Board of Directors of Barnwell Industries, Inc.

Ken Grossman /s/ Ken Grossman Chairman of the Board, Independent Director	Josh Horowitz /s/ Josh Horowitz Independent Director	Alex Kinzler /s/ Alex Kinzler Executive Chairman

If you have questions, would like to speak with management, or need assistance revoking any consent of your shares please contact Okapi Partners LLC:

Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, New York 10036
+1 (877) 869-0171
Email: barnwell@okapipartners.com